EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Belk, Inc.:
We consent to the use of our report dated April 14, 2010, with respect to the consolidated balance sheets of Belk, Inc. and subsidiaries as of January 30, 2010 and January 31, 2009, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 30, 2010, and the effectiveness of internal control over financial reporting as of January 30, 2010, incorporated by reference in this Registration Statement on Form S-8.
Our report on the consolidated financial statements refers to the adoption of the provisions of ASC Section 740-10-25, Income Taxes — Recognition, as of February 4, 2007.
/s/ KPMG LLP
Charlotte, North Carolina
June 2, 2010